Exhibit 99.1

Protagonist Reports Third Quarter 2026 Financial Results and Provides Corporate Update

MIMRYLO™ (rusfertide) Approved by FDA for the Treatment of Erythrocytosis in Adults with Polycythemia Vera; Approval Triggered $275 Million in Payments to Protagonist

Comprehensive Phase 2b Program with PN-881, an Oral IL-17 Antagonist for Psoriasis, Planned to Initiate in Early Q1 2027

$300 Million Share Repurchase Program Announced in September 2026

Cash, Cash Equivalents and Marketable Securities of $834.6 Million as of September 30, 2026

NEWARK, Calif., November 5, 2026 – Protagonist Therapeutics (Nasdaq: PTGX) (“Protagonist” or “the Company”) today reported financial results for the third quarter ended September 30, 2026, and provided a corporate update.

“The third quarter was a defining period for Protagonist, with FDA approval of MIMRYLO, our second approval this year for a first-in-class peptide drug, and the continued strong commercial launch of ICOTYDE under our collaboration with Johnson & Johnson,” said Dinesh V. Patel, PhD, President and Chief Executive Officer of Protagonist Therapeutics. “MIMRYLO reflects years of disciplined scientific dedication and clinical execution, and together with ICOTYDE, provides immensely important validation both of our innovative expertise in peptide therapeutics and of the successful pharma-biotech partnership model we have built around these two approved drugs. The partnerships are fueling an accelerating revenue engine, which provides the flexibility to fund the next generation of wholly owned programs emerging from our platform, and to return meaningful capital to shareholders through a share repurchase program.”

Third Quarter 2026 Recent Developments and Upcoming Milestones

MIMRYLO™ (rusfertide): Subcutaneous Injectable Hepcidin Mimetic for Polycythemia Vera

•	On August 28, Protagonist announced that its partner Takeda received U.S. Food and Drug Administration (FDA) approval of MIMRYLO for the treatment of erythrocytosis in adults with polycythemia vera (PV). MIMRYLO is the first and only hepcidin mimetic peptide therapy approved for this indication. On September 30, 2026, MIMRYLO was also approved in the United Arab Emirates. Protagonist discovered MIMRYLO and had primary responsibility for its clinical development through its New Drug Application (“NDA”) filing in December 2025.

•	The FDA approval of MIMRYLO triggered $275 million in payments to Protagonist, consisting of a $200 million opt-out payment and a $75 million approval milestone.

•	Following Protagonist’s April 2026 opt-out election, Takeda holds exclusive worldwide development and commercialization rights to MIMRYLO. Protagonist is eligible to receive tiered royalties ranging from 14% to 29% on worldwide net sales, corresponding to an approximately 21% weighted-average royalty rate at $1.5 billion in annual net sales. Protagonist is eligible for up to an additional $875 million in potential future milestone payments.

•	On October 13, 2026, results from the pivotal Phase 3 VERIFY study were published in the Journal of Clinical Oncology. The article is available here.

ICOTYDE® (Icotrokinra): Oral IL-23 Receptor Antagonist

•	During the third quarter, ICOTYDE received regulatory approvals in China, Japan and the European Union for the treatment of psoriasis, following U.S. FDA approval in March 2026. ICOTYDE is the first and only targeted oral peptide designed to precisely block the IL-23 receptor.

•	On October 14, 2026, results from the Phase 2 ANTHEM-UC study were published in the New England Journal of Medicine. The article is available here.

•	The third quarter of 2026 represents ICOTYDE’s second full quarter of U.S. commercial sales. Under the collaboration with Johnson & Johnson, Protagonist receives tiered royalties ranging from 6% to 10% on global net sales, with an approximate 7.25% weighted-average royalty rate at $4 billion in annual net sales and a 10% tier applying to incremental annual sales above $4 billion. Protagonist is eligible for up to an additional $580 million in potential future milestone payments.

•	In September and October 2026, Johnson & Johnson presented two-year Phase 3 results from the ICONIC-TOTAL and ICONIC-LEAD studies. The results demonstrated sustained responses through Week 112 and a continued favorable safety profile in adults and adolescents with plaque psoriasis, including patients with disease affecting high-impact and difficult-to-treat areas.

•	ICOTYDE is also in development for additional immune-mediated diseases, including psoriatic arthritis, ulcerative colitis and Crohn’s disease.

Wholly-Owned Clinical and Discovery Programs

•	PN-881 (oral IL-17 antagonist peptide for immune-mediated disease): The Phase 1 study of PN-881 has been completed. PN-881 achieved 24-hour trough concentrations several-fold above prospectively targeted IC90 values for IL-17AA, IL-17FF and IL-17AA+FF with once-daily oral dosing and was generally well tolerated, with no serious adverse events. Protagonist plans to initiate a comprehensive Phase 2b dose range-finding study in patients with plaque psoriasis in early Q1 2027. Phase 1 data are expected to be presented at a future medical meeting.

•	PN-477 (triple GLP-1/GIP/GCG agonist peptide for obesity): In the subcutaneously administered PN-477sc Phase 1 SAD study we observed positive dose-related pharmacokinetic, pharmacodynamic and clinical activity. Based on these highly encouraging findings, the Company has made a strategic decision to prioritize the orally administered PN-477o clinical development program. Initiation of a Phase 1 study of oral PN-477o is anticipated in the first half of 2027.

•	PN-458o (dual GLP-1/GIP agonist peptide for obesity): IND-enabling studies are ongoing, with Phase 1 initiation anticipated in the second half of 2027.

•	PN-8047 (oral small molecule hepcidin functional mimetic for PV): IND-enabling studies are ongoing, with Phase 1 initiation anticipated in Q1 2027.

•	Discovery: The Company continues to advance high-priority discovery programs for oral peptides, including an oral IL-4Rα antagonist and amylin-based mono- and poly-agonists.

Share Repurchase Program

•	On September 8, Protagonist announced that its Board of Directors authorized a share repurchase program under which the Company may repurchase up to $300 million of its outstanding common stock. The Company intends to fund repurchases from its cash, cash equivalents and marketable securities, as well as royalties and other payments received under its collaboration arrangements with Takeda related to MIMRYLO and Johnson & Johnson related to ICOTYDE. The timing and amount of any repurchases will depend on market conditions, alternative capital deployment opportunities and other factors.

Third Quarter 2026 Financial Results

•	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of September 30, 2026, were $834.6 million as compared to $646.0 million as of December 31, 2025.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
License and collaboration revenue	$274,410	$4,712	$544,253	$38,579
Research and development expense	$41,274	$40,003	$130,074	$112,932
General and administrative expense	$13,704	$11,130	$39,629	$33,419
Income tax expense	$6,556	$--	$7,319	$172
Net income (loss)	$220,015	$(39,339)	$386,647	$(85,765)
Basic earnings (loss) per share	$3.32	$(0.62)	$5.88	$(1.35)
Diluted earnings (loss) per share	$3.07	$(0.62)	$5.43	$(1.35)

•	License and Collaboration Revenue: License and collaboration revenue was $274.4 million for the third quarter of 2026. This revenue was primarily driven by the proportional recognition of $266.6 million related to the $275.0 million earned from Takeda during the quarter. These payments, which were received in cash in October 2026, consisted of a further $200.0 million opt-out fee and a separate $75.0 million milestone triggered by the FDA approval of MIMRYLO. The remaining $7.8 million was derived from ongoing development services provided by us under the Takeda Collaboration Agreement, and other revenues.

•	License and collaboration revenue was $544.3 million for the nine months ended September 30, 2026. This cumulative revenue consisted primarily of $460.5 million related to total proportional revenue recognized from Takeda during those nine months. Additionally, the nine-month revenue includes $33.8 million derived from ongoing development services provided by us under the Takeda Collaboration Agreement, a $50.0 million milestone earned from Johnson & Johnson in Q1 2026 upon FDA approval of ICOTYDE, and other revenues.

License and collaboration revenue of $4.7 million for the third quarter of 2025 was comprised of development services we provided under the Takeda collaboration agreement. License and collaboration revenue of $38.6 million for the nine months ended September 30, 2025, was comprised of (i) proportional recognition of a $25 million milestone earned from Takeda in Q1 2025, and (ii) development services we provided during the period.

•	Research and Development ("R&D") Expense: The increases in R&D expense from the prior year periods were primarily due to our clinical development and pre-clinical discovery programs, partially offset by decreases in rusfertide expenses related to the Phase 3 VERIFY clinical trial. We expect our R&D expenses to increase for the remainder of the year as compared to the prior quarters in 2026. The increase is expected to be driven primarily by the advancement of PN-881 into a comprehensive Phase 2 psoriasis program, planned investments in clinical manufacturing and CMC activities, including at-risk expenditures to ensure readiness for other programs as they advance into clinical development (PN-477o, PN-458, PN-8047), additional pre-clinical discovery programs, as well as an increase in headcount and stock-based compensation expense.

•	General and Administrative ("G&A") Expense: The increases in G&A expense from the prior year periods were primarily due to increases in stock-based compensation and other personnel-related expenses.

•	Net Income (Loss): Net income was $220.0 million, or $3.32 per basic share and $3.07 per diluted share, for the third quarter of 2026 as compared to net loss of $39.3 million, or $0.62 per basic and diluted share, for the third quarter of 2025. Net income was $386.6 million, or $5.88 per basic share and $5.43 per diluted share, for the nine months ended September 30, 2026, as compared to net loss of $85.8 million, or $1.35 per basic and diluted share, for the nine months ended September 30, 2025.

About Protagonist

Protagonist Therapeutics is a biopharmaceutical company built on a proprietary peptide technology platform that has now produced two FDA-approved, first-in-class medicines, generating royalties and milestones from global commercial partnerships with Johnson and Johnson and Takeda Pharmaceutical Company Limited. ICOTYDE® (icotrokinra), licensed to Johnson & Johnson company Janssen Biotech, Inc., is the first and only targeted oral peptide that precisely blocks the Interleukin-23 (IL-23) receptor. ICOTYDE was launched in the U.S. in March 2026 for the treatment of moderate-to-severe plaque psoriasis in adults and pediatric patients 12 years of age or older and is in Phase 3 development for psoriatic arthritis, ulcerative colitis and Crohn's disease. ICOTYDE was jointly discovered by Protagonist and Johnson & Johnson scientists, with Protagonist having primary responsibility for the development of ICOTYDE through Phase 1, and Johnson & Johnson assuming responsibility for further clinical and regulatory development and commercialization. Protagonist also discovered and led research and development through Phase 3 for MIMRYLO™ (rusfertide), a first-in-class hepcidin mimetic peptide licensed to Takeda Pharmaceutical Company Limited for worldwide commercialization. MIMRYLO is approved in the U.S. for the treatment of erythrocytosis in adults with PV. The Company also has a number of clinical and preclinical programs based on clinically and commercially validated targets and addressing unmet medical needs, including an oral IL-17 antagonist peptide, anti-obesity dual and triple agonists, an oral hepcidin functional mimetic, and the recently announced IL-4 and amylin discovery programs.

More information on Protagonist, its pipeline drug candidates, and clinical studies can be found on the Company's website at https://www.protagonist-inc.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the company's expectations related to future royalty and milestone payments pursuant to the Company's collaboration arrangements, the timing and results of our clinical development programs, and the level of our future development expenses. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreements with Janssen and Takeda, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this press release.

Investor Relations Contact

Corey Davis, Ph.D.

LifeSci Advisors

cdavis@lifesciadvisors.com

+1 212 915 2577

Media Relations Contact

Virginia Amann

ENTENTE Network of Companies

virginiaamann@ententeinc.com

+1 833 500 0061 ext 1

PROTAGONIST THERAPEUTICS, INC.

Consolidated Statements of Operations

(Amounts in thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
License and collaboration revenue	$274,410	$4,712	$544,253	$38,579
Operating expense:
Cost of revenue	1,100	-	1,100	-
Research and development (1)	41,274	40,003	130,074	112,932
General and administrative (1)	13,704	11,130	39,629	33,419
Total operating expense	56,078	51,133	170,803	146,351
Income (loss) from operations	218,332	(46,421)	373,450	(107,772)
Interest income	8,253	7,049	20,558	22,028
Other (expense) income, net	(14)	33	(42)	151
Income (loss) before income tax expense	226,571	(39,339)	393,966	(85,593)
Income tax expense	6,556	-	7,319	172
Net income (loss)	$220,015	$(39,339)	$386,647	$(85,765)
Net income (loss) per share, basic	$3.32	$(0.62)	$5.88	$(1.35)
Net income (loss) per share, diluted	$3.07	$(0.62)	$5.43	$(1.35)
Weighted-average shares used to compute net income (loss) per share, basic	66,362,300	63,772,332	65,799,973	63,418,522
Weighted-average shares used to compute net income (loss) per share, diluted	71,731,904	63,772,332	71,242,641	63,418,522

(1) Amount includes non-cash stock-based compensation expense.

Stock-based Compensation

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Research and development	$7,728	$6,019	$23,056	$20,301
General and administrative	6,635	4,540	19,864	14,972
Total stock-based compensation expense	$14,363	$10,559	$42,920	$35,273

PROTAGONIST THERAPEUTICS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

	September 30,	December 31,
	2026	2025
Cash, cash equivalents and marketable securities	$834,621	$646,002
Working capital	1,045,595	532,133
Total assets	1,146,551	668,188
Deferred revenue	16,311	9,550
Accumulated deficit	(84,024)	(470,671)
Total stockholders' equity	1,084,910	614,707